Exhibit (a)(1)(iii)
R.H. DONNELLEY CORPORATION
OFFER TO EXCHANGE
ELECTION FORM
     To elect to participate in the offer to exchange described in the R.H. Donnelley Corporation Offer to Exchange dated June 12, 2008, or to change an election to participate bearing an earlier date and time, you must (1) sign this form and write the date and time beside your signature, and (2) deliver this form as directed below for receipt by no later than the expiration of the offer. Unless we extend it, the offer will expire at 12:00 midnight Eastern Daylight Time on July 10, 2008.
     This election will not be effective unless it is properly completed, signed and timely delivered by hand, by interoffice mail, by regular or overnight mail, or by facsimile for receipt prior to the expiration of the offer to:
Exchange Program
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
Fax No. (919) 297-1212
*      *      *      *      *
     I have received the offer to exchange and ELECT TO PARTICIPATE in the offer. I understand that:
•	this election is voluntary;

•	I agree to cancel all of my outstanding options to purchase shares of RHD common stock, par value $1.00 per share, and stock appreciation rights with respect to shares of RHD common stock (“SARs”) with exercise prices no less than $10 per share granted under the
o	R.H. Donnelley Corporation 1991 Key Employees’ Stock Option Plan,

o	R.H. Donnelley Corporation 2001 Stock Award and Incentive Plan,

o	R.H. Donnelley Corporation 2005 Stock Award and Incentive Plan,

o	Dex Media, Inc. 2004 Incentive Award Plan,

o	Dex Media, Inc. 2002 Stock Option Plan,

o	R.H. Donnelley Corporation 2001 Partnershare Plan,

o	R.H. Donnelley Corporation 1998 Partnershare Plan, and

o	Business.com, Inc. 2004 Stock Option Plan
for new SARs, based on the applicable exchange ratios set forth in the offer to exchange, with new vesting terms and an exercise price equal to the average of the high and low market prices of RHD’s common stock as reported by the New York Stock Exchange on the trading date immediately preceding the date the new SARs are granted;

•	my new SARs will have a stated expiration date of seven years after the grant date, vest as to one-third of the underlying shares on each of the first three anniversaries after the grant date and be subject to the other terms and conditions described in the offer to exchange; and

•	unless I remain employed by RHD or one of its subsidiaries as of the grant date of the new SARs, I will not receive the new SARs.
     Signature Instructions: You must complete and sign this election form exactly as your name appears on the award agreement(s) evidencing the outstanding options and/or SARs you are tendering. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, or another person acting in a fiduciary or representative capacity, please set forth the signer’s full title and include with this election form proper evidence of the authority of such person to act in such capacity.

Date	Signature

Time	Employee Name (please print)